UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 2, 2014

Corinthian Colleges, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (714) 427-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01                                           Other Events.

In response to the failure of a majority of Corinthian Colleges, Inc.’s (the “Company’s”) shareholders to approve, by a nonbinding advisory vote at the 2013 Annual Meeting of Stockholders of the Company, executive compensation paid by the Company to its named executive officers (the Company’s 2013 “say-on-pay” vote), the Compensation Committee (the “Committee”) of the Company’s Board of Directors and the Company’s management have undertaken significant shareholder outreach efforts.  These efforts included meetings or written communications with 13 of the Company’s largest shareholders, who together own nearly 50% of the Company’s outstanding shares.  The feedback received from this shareholder outreach with respect to the Company’s executive compensation program has generally focused on: greater clarity on the overall compensation philosophy and its role in attracting and retaining high-caliber talent; the importance of using an appropriate peer group; the importance of performance-based pay; concerns over the payment of above-target bonuses in the instance of negative-trending financial or stock price performance; and preferences for performance-based long-term incentives using measures that are meaningful and directly reflect the Company’s long-term performance.

In response to this shareholder feedback, the Committee is taking a comprehensive look at the Company’s executive compensation program.  As part of this overall process, the Committee has recently refined its compensation philosophy to target total direct compensation for the Company’s executive officers at the 50th percentile for similar positions at a peer group of companies (as these peer companies are identified in the Company’s Proxy Statement filed with the Securities and Exchange Commission on October 3, 2013, with the following changes), eliminated two larger general industry peers from the peer group of companies and replaced them with smaller companies, and reviewed the criteria and goal-setting for the Company’s annual incentive and long-term incentive award structures.

As part of the Committee’s review of the Company’s executive compensation program, on June 2, 2014 the Committee adopted changes to the bonus arrangements for the Company’s executive officers for the current fiscal year ending June 30, 2014 (the “Executive Bonus Program”). These bonus arrangements were previously disclosed in a Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 28, 2013.  The changes approved by the Committee to the Executive Bonus Program are described below.

The Committee has adopted additional criteria and guidelines to govern the determination of annual bonus award funding under the Executive Bonus Program.  Specifically, the Committee determined that if the Company’s operating income for fiscal 2014 (including only income from continuing operations, and excluding impairment, facility closing and severance charges) does not reflect year-over-year growth from fiscal 2013, then awards under the Executive Bonus Program would be capped at the target bonus amount, and overachievement of the target would not be paid.  Additionally, the Committee will exercise its discretion to adjust (either upwards or downwards) final bonus award amounts to executive officers based upon its subjective assessment of the Company’s overall performance during fiscal 2014, after reviewing several financial and nonfinancial operating, strategic, regulatory and shareholder-based metrics, as a supplement to the formal operating income calculation and other previously-determined criteria.

These considerations will include, among others, the Company’s absolute total shareholder return (“TSR”) performance, TSR performance relative to direct education peers (as such peers are determined by the Committee), operating income growth and change in margin relative to direct education peers, execution of key, long-term strategic initiatives, and progress against regulatory issues not otherwise captured within the existing Executive Bonus Program metrics. The Committee’s consideration of these additional subjective criteria will not be guided by preset weightings or goals, but rather a subjective use of these metrics to assess, holistically, overall Company performance and position in the context of the business and regulatory environment, direct education peer performance, the interests of shareholders and the desire to provide fair and competitive compensation to the management team.

The Committee continues to consider the Company’s executive compensation program and, over the coming months, will formulate the structure for the Company’s annual and long-term incentive plans for fiscal year 2015 for the Company’s executive officers.  As part of its overall executive compensation review, the Committee is diligently working to ensure that the Company’s executive compensation programs are aligned with shareholder interests, in addition to recognizing the challenging business and regulatory environment facing the Company and its desire to provide fair and meaningful compensation opportunities to attract, motivate and retain a strong management team on behalf of the Company’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

June 6, 2014	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President and
General Counsel